Exhibit 10.16

HORACE MANN SERVICE CORPORATION

EXECUTIVE SEVERANCE PLAN

Effective March 15, 2012

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8.2	Noncompetition	13
8.3	Nonsolicitation; Noninterference	14
8.4	Non-disparagement	15
8.5	Return of Company Property	15
8.6	Reasonableness of Covenants	15
8.7	Reformation	15
8.8	Tolling	15
8.9	Survival of Provisions	15
8.10	Equitable Relief and Other Remedies	15

ARTICLE IX Release; No Mitigation; No Duplication of Benefits		16

9.1	Release Required	16
9.2	No Mitigation	16
9.3	No Duplication of Benefits; Recoupment	16

ARTICLE X Miscellaneous		17

10.1	Participant Information	17
10.2	Governing Law	17
10.3	Notices	17
10.4	No Employment Contract	17
10.5	Headings	17
10.6	Construction	17
10.7	Joint and Several Liability	18
10.8	Successors	18
10.9	Payments to Beneficiary	18
10.10	Non-Alienation of Benefits	18
10.11	Tax Matters	18
10.12	Severability	20

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HORACE MANN SERVICE CORPORATION EXECUTIVE SEVERANCE PLAN

ARTICLE I

Statement of Purpose and Effective Date

1.1     Purpose. Horace Mann Service Corporation (“Horace Mann”) is a wholly owned subsidiary of Horace Mann Educators Corporation, a Delaware Corporation (the “Company”). Horace Mann hereby establishes the Horace Mann Service Corporation Executive Severance Plan (the “Plan”) in order to encourage and motivate key employees to devote their full attention to the performance of their assigned duties without the distraction or concerns regarding their involuntary termination of employment. Horace Mann and the Company believe that it is in the best interests of their key employees and the shareholders of the Company to provide financial assistance through severance payments and other benefits to eligible key employees who are involuntarily terminated. To the extent the Plan provides deferred compensation it is an unfunded plan primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees.

1.2     Effective Date. This Plan is effective as of March 15, 2012 (the “Effective Date”).

ARTICLE II

Definitions

When used in this Plan, the terms specified below have the following meanings:

2.1     “Accrued Annual Incentive” means the amount of any annual incentive earned in a year ended prior to the Termination Date, but not yet paid to a Participant as of the Termination Date, other than amounts that he or she has elected to defer or that, if payable in stock, have been automatically deferred.

2.2     “Accrued Base Salary” means the amount of a Participant’s Base Salary that is accrued but unpaid as of the Termination Date, other than amounts that the Participant has elected to defer.

2.3     “Accrued Obligations” means, as of any date, the sum of a Participant’s Accrued Base Salary, Accrued Annual Incentive, any accrued but unpaid vacation pay, unreimbursed expenses for which proper documentation is provided, and any other vested amounts and benefits that are to be paid or provided to the Participant by the Employers under the Company’s or Employer’s Plans (other than the Plan or any defined benefit or defined contribution plan, whether or not qualified under Section 401(a) of the Code), but which have not yet been paid or provided (as applicable).

2.4     “Affiliate” means any Person with whom the Company would be considered a single employer under Code Sections 414(b) and 414(c) and Treasury Regulation Section 1.409A-3(i)(5)(ii), except that in applying Code Sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Code Sections 1563(a)(1), (2), and (3), and in applying Treas. Reg. Section 1.414(c)-(2) for purposes of determining a controlled group of trades or businesses under Code Section 414(c), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Treasury Regulation Section 1.414(c)-(2). Notwithstanding the foregoing, where justified by legitimate business criteria as determined by the Compensation Committee in its sole discretion, “at least 20 percent” shall be substituted for “at least 50 percent” in the preceding sentence in determining whether a Participant has a Termination of Employment.

2.5    “Article” means an article of this Plan.

2.6     “Base Salary” means an Employee’s annual rate of salary as of the date as of which such annual rate of salary is being determined.

2.7     “Board” means the Board of Directors of the Company.

2.8     “Cause” means a sufficient basis to conclude, as determined by the Compensation Committee in its sole discretion that one or more of the following has occurred:

  (a)     the Participant’s misconduct or negligence in the performance of the Participant’s duties to the Company that is not cured or is not capable of being cured within 10 days of notice thereof;

  (b)     the Participant’s repeated failure to perform the Participant’s duties to the Company or to follow the lawful written directives of the person to whom the Participant reports (other than as a result of death or physical or mental incapacity);

  (c)     the Participant’s conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

  (d)     the Participant’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property;

  (e)     the Participant’s use of illegal drugs or the Participant’s abuse of alcohol that, in either case, materially impairs the Participant’s ability to perform the Participant’s duties;

  (f)     the Participant’s violation of the Company’s Code of Ethics, Code of Conduct or other written Policy including the Company employment policies and rules pursuant to which the Participant could be subject to immediate dismissal;

  (g)     the Participant’s negligence or misconduct that results in, or could reasonably be expected to result in, an appreciable loss to the Company or damage to the reputation of the Company;

  (h)     the Participant’s failure to perform at the acceptable level of performance for his or her position (excluding mere failure to attain financial performance objectives); or

  (i)     the Participant has engaged in “misconduct” within the meaning of the Sarbanes-Oxley Act.

2.9    “CEO” means the Chief Executive Officer of the Company.

2.10    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also refer to any successor provision. References to any provision of the Code or regulation thereunder shall include regulations and other applicable guidance or pronouncement of the Internal Revenue Service of the Department of the Treasury, and applicable case law relating to such Code Section.

2.11    “Committee” means the administrative committee appointed in accordance with Article VI. If no such committee is appointed, “Committee” shall mean the Health and Welfare Benefits Committee of Horace Mann.

2.12    “Company” means Horace Mann Educators Corporation and any successor thereto.

2.13    “Compensation Committee” means the Compensation Committee of the Board or any successor committee of the Board.

2.14    “Disability” means any medically determinable physical or mental impairment of a Participant that:

  (a)     has lasted for a continuous period of not less than six months or such longer period, if any, that is available to a Participant under his Employer’s Policies relating to the continuation of employee status after the onset of disability,

  (b)     can be expected to be permanent or of indefinite duration, and

  (c)     renders the Participant unable to perform his duties with or without accommodation.

2.15    “Effective Date” - see Section 1.2.

2.16    “Employee” means an individual who is designated as an employee of an Employer on the records of such Employer.

2.17    “Employer” means the Company, Horace Mann, and an Affiliate any of whose Employees are Participants in the Plan. The term “Employer” includes any successor to the Company or an Employer. A Participant’s Employer is the entity that directly employs the Participant.

2.18    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to any provision of ERISA shall also refer to any successor provision and to regulations and others applicable guidance or pronouncement of the U.S. Department of Labor and applicable case law.

2.19    “Including” means including without limitation.

2.20     “Involuntary Termination” means the Termination of Employment of a Participant (a) initiated by the Employer other than for Cause, Disability, or retirement due to any Company mandatory retirement program, or (b) for a reason other than death. For avoidance of doubt, a Participant shall not have an Involuntary Termination of Employment if he or she (i) voluntarily resigns; (ii) voluntarily retires; (iii) has a Termination of Employment because of death or Disability; or (iv) receives compensation at the same rate through the resignation date reflected in the Participant’s Resignation Notice, as in effect immediately prior to submission of the Resignation Notice unless terminated earlier for cause of by reason of death or Disability; or (v) is concurrently offered employment or re-employment with the Company or an Affiliate (or any successor thereto) on terms and conditions substantially similar (including location) to the terms and conditions of his or her employment.

2.21     “Notice of Termination” means a written notice given in accordance with Section 10.3 that sets forth (i) the specific termination provision in this Plan relied on by the party giving such notice, (ii) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Termination of Employment, and (iii) if the Termination Date is other than the date of receipt of such Notice of Termination (and is not determined under Section 2.35(a) or (b)), the Termination Date.

2.22     “Participant” means an Employee who is selected to participate in the Plan and whose participation has not been terminated pursuant to Article III, Article IV or Article VI.

2.23     “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

2.24     “Plan” means this Horace Mann Service Corporation Executive Severance Plan as set forth herein and as from time to time amended.

2.25     “Plans” means plans, programs, or Policies of the Company or the Employer that employs a Participant.

2.26     “Policies” means policies, practices or procedures of the Company or the Employer that employs a Participant.

2.27     “Pro-rata Annual Incentive” means, in respect of an Employer’s fiscal year during which the Termination Date occurs, an amount equal to the product of (a) the actual annual incentive the Participant would have been paid if he or she remained employed on the payment date applicable to then-current employees, multiplied by (b) a fraction, the numerator of which equals the number of days from and including the first day of such fiscal year through and including the Termination Date, and the denominator of which equals 365.

2.28     “Resignation Notice” means a notification of resignation, by retirement or otherwise, made orally or in writing to the Participant’s supervisor or other appropriate Company official that designates the Participant’s resignation date.

2.29     “Section” means, unless the context otherwise requires, a section of this Plan.

2.30     “Severance Multiple” means:

(a)     with respect to a Tier I Participant, 2.0;

(b)     with respect to a Tier II Participant, 1.5; and

(c)     with respect to a Tier III Participant, 1.0.

2.31     “Severance Payment” means that term as defined in Section 4.1(a)(iii).

2.32     “Severance Period” means:

(a)     with respect to a Tier I Participant, 24 months;

(b)     with respect to a Tier II Participant, 18 months; and

(c)     with respect to a Tier III Participant, 12 months.

2.33     “Target Annual Incentive”, as of any date, means the amount equal to the product of a Participant’s Base Salary multiplied by the percentage of such Base Salary to which such Participant would have been entitled based on the terms in effect on such date under any bonus plan for the performance period for which the annual incentive is awarded if the performance goals established pursuant to such bonus plan were achieved at the 100% (target) level as of the end of the performance period.

2.34     “Taxes” means federal, state, local and other income, employment and other taxes.

2.35     “Termination Date” means the date of the receipt of the Notice of Termination by a Participant (if such Notice of Termination is given by the Participant’s Employer) or by the Participant’s Employer (if such Notice is given by the Participant), or any later date, not more than 15 days after the giving of such Notice, specified in such Notice on which an Employee has a Termination of Employment; provided, however, that:

(a)     if the Participant’s employment is terminated by reason of death or Disability, the Termination Date shall be the date of the Participant’s death or the date the Participant is determined to have a Disability; and

(b)     if no Notice of Termination is given, the Termination Date shall be the last date on which the Participant is employed by an Employer.

2.36     “Termination of Employment” means in respect of a Participant, a “separation from service” as such term is used under Code Section 409A.

ARTICLE III

Participation and Eligibility for Benefits

3.1    Participation

.

  (a)     Subject to Section 4.3, an Employee will become a Participant upon acknowledging designation as a Tier I Participant, a Tier II Participant, or a Tier III Participant within 30 days of such designation. Such designation shall be made by the Compensation Committee; provided that if the CEO is designated as a Participant, such designation shall be made by the Board upon the recommendation of the Compensation Committee. Such designation may be by title or by individual. Where designation is by title, if prior to the Termination Date (A) a Participant’s title changes such that he or she is eligible to be a Participant in a higher or lower tier, such Participant shall thereupon become a Participant solely in such higher or lower tier; or (B) a Participant ceases to have a title covered by any tier of participation, such Participant shall thereupon cease to be a Participant. If prior to Termination of Employment the position or title of a Participant designated by name changes, such Participant shall, upon action of the Committee, become a Participant in a different tier of participation, or cease to be a Participant. If upon Termination of Employment the Participant has not become eligible for a benefit under Section 3.3, he or she shall cease to be a Participant upon such Termination of Employment. Any determination as to a change in status under this Section 3.1(a) shall be made by the Compensation Committee (or by the Board upon the recommendation of the Compensation Committee in the case of a determination regarding the CEO), and no Participant consent shall be required.

  (b)     Tier I Participants, Tier II Participants and Tier III Participants shall be listed in a schedule attached hereto which shall be revised to reflect additions and deletions of Participants. For administrative convenience, there may be more than one schedule; provided no individual shall be permitted to participate in more than one tier at a time. Any schedule may be amended from time to time by the Compensation Committee to reflect actions or events under Section 3.1(a) without Participant consent, notwithstanding Section 6.1.

3.2     Participants Subject to Restrictive Covenants. By becoming a Participant, an individual agrees to be subject to the restrictive covenants in Article VIII, whether or not the individual becomes eligible for benefits under Section 3.3; provided that such restrictive covenants shall not apply to an individual who is not eligible for benefits because his or her participation has been terminated involuntarily by action of the Compensation Committee pursuant to Section 3.1(a).

3.3     Eligibility for Benefits. A Participant becomes eligible for benefits under the Plan if the Participant has an Involuntary Termination.

ARTICLE IV

Obligations of the Employer Upon Involuntary Termination

4.1     Involuntary Termination. If a Participant has an Involuntary Termination, then the Employer’s sole obligations to such Participant under the Plan shall be as follows:

  (a) The Employer shall pay the Participant the following:

(i) all Accrued Obligations;

(ii) subject to Sections 4.3 and 9.1, the Participant’s Pro-rata Annual Incentive, reduced (but not below zero) by the amount of any Annual Incentive paid to the Participant with respect to the Employer’s fiscal year during which the Termination Date occurs (for example, if the Annual Incentive is paid quarterly); the Pro-rata Annual Incentive shall be paid at the same time and in the same form as the Annual Incentives for such fiscal year are paid to ongoing employees; but no later than March 15 of the year following the year in which the Termination Date occurs;

(iii)     subject to Sections 4.3 and 9.1, an amount equal to the sum of Base Salary and the Target Annual Incentive, each determined as of the Termination Date multiplied by the applicable Severance Multiple (the “Severance Payment”). The Severance Payment shall be paid in the form of salary continuation commencing no more than sixty days after the Termination Date, provided the revocation period described the release has expired prior to the date of the first payment; and subject to Section 10.11(c); provided that if the sixtieth day falls in the calendar year following the year in which the Termination Date occurs, such salary continuation shall commence in such following year, regardless the year the revocation period described in the release actually expires. Salary continuation payments made pursuant to this Section 4(a)(iii) shall be made in accordance with the Employer’s regular payroll schedule; provided that any payments that would have been made prior to the applicable salary continuation commencement date shall be cumulated without interest and paid on the salary continuation commencement date. The amount of each salary continuation payment shall be determined by dividing the Severance Payment by the number of regularly scheduled payroll periods in the Severance Period (without regard to any delays under Section 9.1 or 10.11).

(b)     Post-Termination of Employment nonqualified deferred compensation benefits, equity awards, and employee welfare benefits shall be provided pursuant to the terms of the respective Plans and Policies under which such post-Termination of Employment benefits, awards and welfare benefits, if any, are provided, except as provided in (c) below; and

(c)     Subject to Section 9.1, if the Participant timely elects post-termination continuation coverage under Section 4980 of the Code (“COBRA”) with respect to medical, vision, prescription and/or dental coverage, then the Employer shall reimburse the Participant (or pay the provider directly) for the premiums for such COBRA coverage for the Participant and his or her eligible dependents during the lesser of the period the Participant (and his or her eligible dependents) are covered by COBRA or the applicable Severance Period to the extent such premiums exceed the premiums payable for similar employer-provided coverage by active employees. Any reimbursement (or direct payment) that would have been made prior to the lapse of the revocation period in the release or prior to the end of the delay required by Section 10.11, if applicable, shall be cumulated without interest and paid after such revocation period or delay ends, as applicable. There shall be no reimbursement (or direct payment) of such premiums by the Employer for any COBRA coverage extending beyond the end of the Severance Period. Notwithstanding the forgoing, such reimbursement (or direct payment) shall cease if the Participant becomes eligible for medical, vision, prescription or dental coverage, respectively, from a subsequent employer.

4.2     Termination for Any Other Reason. If a Participant has a Termination of Employment for any reason other than as described in Section 4.1 (including termination by the Employer for Cause, termination by the Employee, termination by the Employer or the Employee for Disability or retirement, or termination on account of death), then the Employer’s sole obligations to such Participant under the Plan shall be to pay the Participant all Accrued Obligations determined as of the Termination Date.

4.3     Coordination with other Plans and Agreements.

  (a)     Notwithstanding Section 4.1, if a Participant in the Plan is also a participant in the Horace Mann Service Corporation Executive Change in Control Plan (“CIC Plan”) no payments or benefits will be made under this Plan if the Participant has a termination of employment that entitles him or her to payments or benefits under the CIC Plan.

  (b)     Notwithstanding Sections 4.1 or 4.3(a), if Participant in this Plan was covered by the CIC Plan and ceases to be so covered, and in the same calendar year as such individual ceases to be covered by the CIC Plan he or she incurs a termination of employment that would have entitled such individual to benefits or payments of “nonqualified deferred compensation” under Code Section 409A if such individual had remained covered by the CIC Plan, such “nonqualified deferred compensation” under Code Section 409A shall be paid at the same time and in the same form as it would have been paid (if at all) under the CIC Plan. This Section 4.3(b) shall not apply with respect to amounts that are not “nonqualified deferred compensation” under Code Section 409A, and shall not apply if the Participant’s termination of employment occurs in a year after the year the Participant ceased to be covered by the CIC Plan.

  (c)     Notwithstanding Section 3.1(a), any individual who is party to an agreement (“Severance Agreement”) between the individual and an Employer that provides for payments of “nonqualified deferred compensation” under Code Section 409A upon termination of employment or service (either before or after a change in control) shall not be eligible to become a Participant in the Plan until the next January 1 after he or she ceases to be covered by such Severance Agreement, provided that if a change in control (as defined in the Severance Agreement) shall have occurred prior to such January 1, then such individual shall not become a participant herein.

ARTICLE V

Administration

5.1     The Company and Horace Mann.

  (a)     The Company shall have overall responsibility for the establishment, amendment and termination of the Plan. In carrying out its responsibilities hereunder, the Company shall act through the Compensation Committee (except with respect to the CEO), or through a duly appointed delegate of the Board or the Compensation Committee. The Compensation Committee shall have the responsibilities, duties and powers assigned to it in this Plan and any responsibilities, duties and powers under this Plan that are not specifically delegated to anyone else, including the following:

(i)     to determine which individuals shall be selected as Tier I Participants, Tier II Participants, and Tier III Participants;

(ii)     to decide on questions concerning the Plan and the eligibility of any Participant to participate in the Plan, including whether the Participant should remain (or become) a Tier I Participant, a Tier II Participant, or a Tier III Participant, in accordance with the provisions of the Plan; and

(iii)     to make all other decisions and determinations (including factual determinations) as the Compensation Committee may deem necessary or advisable in carrying out its duties and responsibilities or exercising its powers;

provided that if the CEO is a Participant, such duties, responsibilities and powers shall be exercised with respect to him or her by the Board. Decisions of the Compensation Committee (or the Board with respect to the CEO) shall be final, conclusive and binding on all persons interested in the Plan, including Participants, beneficiaries and other persons claiming rights from or through a Participant.

(b)     Horace Mann shall also have overall responsibility for the administration and operation of the Plan, which responsibility it shall discharge by the appointment and removal (with or without cause) of the members of the Committee described in Section 5.4, to which is delegated the overall responsibility for the administration and operation of the Plan.

5.2     The Committee. Except with respect to responsibilities, duties and powers reserved to the Compensation Committee (or the Board), the Plan shall be administered in a uniform and nondiscriminatory manner by the Committee, which shall have the responsibilities, duties and powers delegated to it in this Plan and any responsibilities, duties and powers under this Plan that are not specifically delegated to anyone else, including the following:

(a)     subject to any limitations under the Plan or applicable law (including but not limited to rules regarding the effective dates of participation and cessation of participation), to make and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;

(b)     to require any person to furnish such information as it may request as a condition to receiving any benefit under the Plan;

(c)     to compute or have computed the amount of benefits that shall be payable to any person in accordance with the provisions of the Plan;

(d)     to construe and interpret the Plan and correct defects, supply omissions and reconcile inconsistencies in the Plan;

(e)     to appoint and remove, as it deems advisable, the Plan Administrator; and

(f)     to make all other decisions and determinations (including factual determinations) as the Committee may deem necessary or advisable for the administration of the Plan.

Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding on all persons interested in the Plan, including Participants, beneficiaries and other persons claiming rights from or through a Participant.

5.3     The Plan Administrator. The Committee may appoint a Plan Administrator who may (but need not) be a member of the Committee, and in the absence of such appointment, the Committee shall be the Plan Administrator. The Plan Administrator shall perform the responsibilities delegated to him or her by the Committee.

5.4     Membership of the Committee. The Committee shall consist of at least three members who may be members of the Board or may be officers or employees of an Employer. Any member of the Committee may resign by delivering his written resignation to the secretary of the Company; the resignation shall become effective when received by the secretary of the Company (or at any other time agreed upon by the member and the Board). The Board may remove any member of the Committee at any time, with or without cause, upon notice to the member being removed. If any individual member of the Committee is an Employee of an Employer, his membership on the Committee shall terminate automatically upon his termination of employment unless the Company specifies otherwise. Notice of the appointment, resignation, or removal of a member of the Committee shall be given by the Board to the members of the Committee.

5.5     Action of the Committee. A vote of a majority of the members of the Committee shall be required for any action taken by the Committee. Resolutions may be adopted or other action taken without a meeting upon the written consent of all members of the Committee. Any person dealing with the Committee shall be entitled to rely on a certificate of any member of the Committee, or its secretary, as to any act or determination of the Committee.

5.6     Advisors and Agents of the Committee. The Committee may, subject to periodic review, (i) authorize one or more of its members or an agent to execute or deliver any instrument, and make any payment on its behalf and (ii) utilize the services of associates and engage accountants, agents, clerks, legal counsel, record keepers and professional consultants (any of whom may also be serving an Employer or another Affiliate of the Company) to assist in the administration of this Plan or to render advice with regard to any responsibility under this Plan.

5.7     Records and Reports of the Committee. The Committee shall maintain records and accounts relating to the administration of the Plan.

5.8     Liability of the Committee; Indemnification. The members of the Board, the Compensation Committee, the Committee and the Plan Administrator shall have no liability with respect to any action or omission made by them in good faith nor from any action made in reliance on (i) the advice or opinion of any accountant, legal counsel, medical adviser or other professional consultant or (ii) any resolutions of the Board certified by the secretary or assistant secretary of the Company. Each member of the Board, the Compensation Committee, the Committee and each Employee to whom are delegated duties, responsibilities and authority with respect to the Plan shall be indemnified, defended, and held harmless by the Company and the Employers and their respective successors against all claims, liabilities, fines and penalties and all expenses (including but not limited to reasonable attorneys fees) reasonably incurred by or imposed on such member or Participant that arise as a result of his actions or failure to act in connection with the operation and administration of the Plan, to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty or expense is not paid for by liability insurance purchased by or paid for by the Company or an Employer. Notwithstanding the foregoing, the Company or an Employer shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Company or an Employer consent in writing to such settlement or compromise.

5.9       Plan Expenses. Expenses relating to the Plan prior to its termination shall be paid from the general assets of the Company or an Employer. Any Employee who serves as a member of the Committee shall receive no compensation for such service.

5.10     Service in More than One Capacity. Any person or group of persons may serve the Plan in more than one capacity.

5.11     Named Fiduciary. For purposes of ERISA, the named fiduciary of the Plan shall be the Committee.

5.12     Allocations and Delegations of Responsibility.

    (a)     Delegation of Responsibility. Each of the Board, the Compensation Committee, the Committee and the Plan Administrator (each, a “Delegating Authority”) shall have the authority to delegate from time to time, in writing, all or any part of his or its responsibilities under the Plan to such person or persons (each, a “Delegate”) as he or it may deem advisable (and may authorize such Delegate, upon receiving the written consent of the Delegating Authority, to delegate such responsibilities to such other person or persons as the Delegating Authority shall authorize), and in the same manner to revoke any such delegation of responsibility. Any action of the Delegate in the exercise of such delegated responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by such Delegate’s Delegating Authority. Any Delegating Authority shall remain responsible for any acts or omissions of any of its Delegates. Each Delegate shall periodically report to its Delegating Authority concerning the discharge of the delegated responsibilities.

    (b)     Allocations of Responsibility. Each of the Board, the Compensation Committee, the Committee and, if the Plan Administrator is more than one person, the Plan Administrator (any of the foregoing, an “Allocating Authority”) shall have the authority to allocate from time to time, in writing, all or any part of its responsibilities under the Plan to one or more of its members as it may deem advisable and, in the same manner to revoke such allocation of responsibilities. Any action of a member in the exercise of the responsibilities that have been allocated to him shall have the same force and effect for all purposes hereunder as if such action had been taken by such member’s Allocating Authority. An Allocating Authority shall remain responsible for any acts or omissions of its member or members to whom its has allocated responsibilities. The member to whom responsibilities have been allocated shall periodically report to his Allocating Authority concerning the discharge of the allocated responsibilities.

ARTICLE VI

Amendments; Termination

6.1     Amendment or Termination of the Plan. The Company shall have the sole right to alter, amend or terminate this Plan in whole or in part at any time and to change the tier of participation or terminate the participation of any Participant; provided, however, that no amendment or termination that reduces the Severance Multiple or Severance Period applicable to any Participant (other than a termination of participation or change in tier of participation pursuant to Section 3.1) shall become effective as to such Participant unless the Participant either (a) has consented to such amendment or termination, or (b) has received from Horace Mann at least 12 months’ prior written notice of such adverse amendment or termination that sets forth the date of termination or amendment. Any purported Plan termination or amendment in violation of this Section 6.1 shall be void and of no effect.

ARTICLE VII

Claims Procedure

7.1     Filing a Claim.

(a)     Each individual eligible for benefits under this Plan (“Claimant”) may submit his application for benefits (“Claim”) to the Plan Administrator (or to such other person as may be designated by the Plan Administrator) in writing in such form as is provided or approved by the Plan Administrator. A Claimant shall have no right to seek review of a denial or benefits, or to bring any action in any court to enforce a Claim, prior to his filing a Claim and exhausting his rights to review under Sections 7.1 and 7.2.

(b)     When a Claim has been filed properly, it shall be evaluated and the Claimant shall be notified of the approval or the denial of the Claim within 90 days after the receipt of such Claim. A Claimant shall be given a written notice in which the Claimant shall be advised as to whether the Claim is granted or denied, in whole or in part. If a Claim is denied, in whole or in part, the notice shall contain (i) the specific reasons for the denial, (ii) references to pertinent provisions of this Plan on which the denial is based, (iii) a description of any additional material or information necessary to perfect the Claim and an explanation of why such material or information is necessary, and (iv) the Claimant’s right to seek review of the denial.

7.2     Review of Claim Denial. If a Claim is denied, in whole or in part, or if a Claim is neither approved nor denied within the 90-day period specified Section 7.1(b), the Claimant shall have the right, within 60 days after receipt of such denial (or after such claim to deemed denied), (i) request that the Committee (or such other person as shall be designated in writing by the Committee) review the denial or the failure to approve or deny the Claim, (ii) review pertinent documents, and (iii) submit issues and comments in writing. Within 60 days after a such request is received, the Committee shall complete its review and give the Claimant written notice of its decision. The Committee shall include in its notice to Claimant the specific reasons for its decision and references to provisions of this Plan on which its decision is based.

ARTICLE VIII

Restrictive Covenants

8.1     Confidentiality. During the course of the Participant’s employment with the Employer, the Participant will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its Affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Participant agrees that the Participant shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of his or her assigned duties and for the benefit of the Employer, either during the period of the Participant’s participation in the Plan, the Participant’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Employer’s and its Affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Participant during his or her employment by the Employer (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Participant, (ii) becomes generally known to the public subsequent to disclosure to the Participant through no wrongful act of the Participant or any representative of the Participant, or (iii) the Participant is required to disclose by applicable law, regulation or legal process (provided that the Participant provides the Employer with prior notice of the contemplated disclosure and cooperates with the Employer at its expense in seeking a protective order or other appropriate protection of such information).

8.2     Noncompetition. The Participant acknowledges that (i) the Participant performs services of a unique nature for the Employer that are irreplaceable, and that the Participant’s provision of such services to a “Competitor” (as defined below) will result in irreparable harm to the Company, (ii) the Participant has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its Affiliates, (iii) in the course of the Participant’s provision of services to a Competitor, the Participant would inevitably use or disclose such Confidential Information, and (iv) the Employer and its Affiliates have substantial relationships with their customers and the Participant has had and will continue to have access to these customers. Accordingly, during the Participant’s employment hereunder and for a period of time thereafter equal to the Severance Period, the Participant agrees that the Participant will not, directly or indirectly, seek or obtain a Competitive Position in a Restricted Territory and perform a Restricted Activity with or for a Competitor, as those terms are defined herein.

(a)     Competitive Position means any employment or performance of services with a Competitor in which Participant has executive or Senior Management level duties for such

Competitor.

(b)     Restricted Territory means any geographic area in which the Company does business and in which Participant had responsibility for, or Confidential Information about, such business within the twenty-four (24) months prior to Participant’s termination of employment from the Company.

(c)     Restricted Activity means any activity for which Participant had executive responsibility for the Company within the twenty-four (24) months prior to Participant’s termination of employment from the Company or about which Participant had Confidential Information.

(d)     Competitor means any entity or individual (other than the Company), that derives a primary portion of its revenue by providing the following services to educators and educational institutions: sales and underwriting of property, casualty and life insurance, annuity products and related financial products or other products or services substantially the same or similar to those offered by the Company or an Affiliate while Participant was employed, or other products or services offered by the Company or an Affiliate within twenty four (24) months prior to the termination of Participant’s employment if Participant had responsibility for, or Confidential Information about, such other products or services while Participant was employed by the Company or an Affiliate.

Notwithstanding the foregoing, nothing herein shall prohibit the Participant from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded Competitor, so long as the Participant has no active participation in the business of such Competitor.

8.3     Nonsolicitation; Noninterference. During the Participant’s employment with the Employer and for a period of time thereafter equal to the Severance Period, the Participant agrees that the Participant shall not, except in the furtherance of the Participant’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company or any of its Affiliates to purchase goods or services then sold by the Company or any of its Affiliates from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company or any of its Affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its Affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 8.3 while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, the provisions of this Section 8.3 shall not be violated by general advertising or solicitation not specifically targeted at Company-related persons or entities.

8.4     Non-disparagement. The Participant agrees (whether or not then a Participant) not to make negative comments or otherwise disparage the Company, its Affiliates, or any of their officers, directors, employees, shareholders, members, agents or products other than in the good faith performance of the Participant’s duties to the Company and its Affiliates while the Participant is employed by the Company and its Affiliates and thereafter. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

8.5     Return of Company Property. On the date of the Participant’s Termination of Employment for any reason (or at any time prior thereto at the Employer’s request), the Participant (whether or not then a Participant) shall return all property belonging to the Company or its Affiliates (including, but not limited to, any Employer-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Employer).

8.6     Reasonableness of Covenants. In becoming a Participant, the Participant gives the Company and its Affiliates assurance that the Participant has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Article VIII. The Participant agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Participant from obtaining other suitable employment during the period in which the Participant is bound by the restraints.

8.7     Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Article VIII is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

8.8     Tolling. In the event of any violation of the provisions of this Article VIII, the Participant acknowledges and agrees that the post-termination restrictions contained in this Article VIII shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

8.9     Survival of Provisions. The obligations contained in this Article VIII shall survive the termination of the Participant’s status as a Participant, the Participant’s Termination of Employment with the Employer, and the amendment or termination of the Plan and shall be fully enforceable thereafter.

8.10     Equitable Relief and Other Remedies. The Participant acknowledges and agrees that the remedies at law of the Company and its Affiliates for a breach or threatened breach of any of the provisions of Section 8.1, 8.2, 8.3 or 8.4 hereof would be inadequate and, in recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company and any Affiliate shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a violation by the Participant of Section 8.1, 8.2, 8.3 or 8.4, any severance (or other amount described in Section 4.1(a)(ii), (iii) and (c)) being paid to the Participant under this Plan or otherwise shall immediately cease, and any severance (or other amount paid under Section 4.1(a)(ii), (iii) and (c)) previously paid to the Participant shall be immediately repaid to the Employer.

ARTICLE IX

Release; No Mitigation; No Duplication of Benefits

9.1     Release Required. Any and all amounts payable and benefits or additional rights provided pursuant to this Plan other than the Accrued Obligations shall only be payable if the Participant (or Participant’s beneficiary in the event of Participant’s death) timely delivers to the Employer and does not revoke a general waiver and release of claims in favor of the Company and related parties (“Company Parties”) in a form acceptable to the Company substantially similar to the form attached hereto as Exhibit A, with such changes the Company deems appropriate in light of legal developments, and the revocation period related to such general waiver and release has expired. Such general waiver and release shall be executed and delivered (and the revocation period related thereto, if any, shall have lapsed without revocation having been made) within sixty (60) days following the Termination Date.

9.2     No Mitigation. No Participant shall have any duty to mitigate the amounts payable under this Plan by seeking or accepting new employment or self-employment following termination. Except as specifically otherwise provided in this Plan, all amounts payable pursuant to this Plan shall be paid without reduction regardless of any amounts of salary, compensation or other amounts that may be paid or payable to the Participant as the result of the Participant’s employment by another employer or self-employment.

9.3     No Duplication of Benefits; Recoupment. Subject to Section 4.3 and 10.11(f), salary continuation payments hereunder shall be offset (at the time otherwise payable) by any salary continuation payments under the Horace Mann Service Corporation Severance Pay Plan (which provides solely for limited salary continuation payments) or any other plan, policy or individual agreement providing for salary continuation payments. Payments and benefits provided under the Plan shall be in lieu of any termination or severance payments or benefits for which the Participant may be eligible under any of the plans or policies of the Company or an Affiliate or any agreement between an individual and the Company or an Affiliate, or under the Worker Adjustment Retraining Notification Act of 1988 or any similar statute or regulation. Any amounts paid or provided under the Plan shall be subject to the Employer’s policies regarding recoupment as in effect from time to time.

ARTICLE X

Miscellaneous

10.1     Participant Information. Each Participant shall notify the Committee of his home address and each change of home address. Each Participant shall also furnish the Committee with any other information and data that the Committee considers necessary for the proper administration of the Plan. The information provided by the Participant under this Section shall be binding on the Participant, his dependents and any beneficiary for all purposes of the Plan and the Committee shall be entitled to rely on any representations regarding personal facts made by a Participant, his dependents or beneficiary, unless such representations are known to be false.

10.2     Governing Law. The provisions of this Plan shall be governed, construed and administered in accordance with the laws of the State of Illinois, other than its laws respecting choice of law, except to the extent preempted by federal law.

10.3     Notices. All notices and other communications under this Plan shall be in writing and delivered by hand, by nationally recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Participant, at his most recent home address on

file with the Company.

If to the Company or any other Employer,

The Horace Mann Service Corporation

One Horace Mann Plaza

Springfield, IL 62715

Attn.: Corporate Secretary

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective the day of delivery if delivered by hand, the second business day after deposit with an overnight delivery service if so deposited, or the fifth business day after mailing in the case of first class registered or certified mail.

10.4     No Employment Contract. The existence of this Plan shall not confer any legal or other rights upon any Participant to employment or continuation of employment. Employees are employees at will. The Company and each Employer reserve the right to terminate any Participant with or without cause at any time, notwithstanding the provisions of this Plan.

10.5     Headings. The headings in this Plan are for convenience of reference and shall not be given substantive effect.

10.6     Construction. Any masculine pronoun shall also mean the corresponding female or neuter pronoun, as the context requires. The singular and plural forms of any term used in this Plan shall be interchangeable, as the context requires.

10.7     Joint and Several Liability. In the event that any Employer incurs any obligation to a Participant pursuant to this Plan, such Employer, the Company and each Affiliate, if any, of which such Employer is a subsidiary shall be jointly and severally liable with such Employer for such obligation.

10.8     Successors. This Plan shall inure to the benefit of and be binding upon the Company, each Employer and their respective successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of any Employer to assume expressly and agree to comply with this Plan in the same manner and to the same extent that the Employer would be required to comply with it if no such succession had taken place. Any successor to the business or assets of any Employer that assumes or agrees to perform this Plan by operation of law, contract, or otherwise shall be jointly and severally liable with the Employer under this Plan as if such successor were the Employer.

10.9     Payments to Beneficiary. If a Participant dies after becoming entitled to payments under Section 3.3 but before receiving all amounts to which he is entitled under this Plan, then, subject to Section 9.1, such remaining amounts shall be paid in a lump sum to the Participant’s surviving spouse, if any, or if none, to the Participant’s estate, unless, in either case, the Participant designates one or more beneficiaries in writing for the purposes of this Plan and such designation is received by the Plan Administrator prior to the Participant’s death, in which case, such remaining amounts shall be paid in a lump sum to such designated beneficiary.

10.10     Non-Alienation of Benefits. Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by the Participant, and any such attempt to dispose of any right to benefits payable under this Plan shall be void. Notwithstanding anything in this Plan to the contrary, an order determined by the Committee to be a Qualified Domestic Relations Order under ERISA shall be complied with.

10.11     Tax Matters.

(a)     An Employer may withhold from any amounts payable under this Plan or from any other amount due a Participant any Taxes that are required to be withheld pursuant to any applicable law or regulation.

(b)     The intent of the Employers is that payments and benefits under this Plan are exempt from or comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Employer of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on a Participant or Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(c)     If a Participant is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (ii) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum without interest, and all remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)     To the extent that reimbursements or other in-kind benefits under this Plan constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Participant, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e)     For purposes of Code Section 409A, the Participant’s right to receive installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer; provided that if the timing of the payment is contingent on the lapse or expiration of the revocation period described in Exhibit A and such revocation period could, as of the Termination Date, lapse or expire either in the same year as the Termination Date or in the following year, the actual date of such payment within the specified period shall be in such following year.

(f)     Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment or benefit under this Plan that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless such offset would not trigger additional taxes and penalties under Code Section 409A.

(g)     If it is reasonably determined (by the computation of the Company’s independent auditors, which determination and computations shall be certified by such auditors and set forth in a written certificate delivered to a Participant) that any amount payable or deemed payable to such Participant under this Plan or otherwise (collectively, the “Payments”) will be subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, “Excise Taxes”) or will fail to be deductible by the Employer or the Company by reason of Section 280G of the Code, then unless on a net after-tax basis (i.e., after payment of all applicable income taxes, Excise Taxes and other applicable taxes) the Participant would retain a greater amount without such reduction, the Payments shall be reduced to an amount that maximizes the aggregate after-tax present value (determined as of the Participant’s Termination Date) of all Payments without causing any portion of the Payments to be subject to Excise Taxes or to not be deductible by the Employer or the Company.

(h)     If, after the receipt by a Participant of any such Payment, the Payments (or any portion thereof) shall become subject to any Excise Taxes or shall become nondeductible by the Employer or the Company, such Participant shall repay to his Employer that amount that exceeds the greatest amount of Payments that could be paid to the Participant without causing the Participant to become liable for any Excise Taxes or without causing any of the Payments to become nondeductible by the Employer or the Company.

(i)     For purposes of this Section 10.11, “Excise Taxes” shall not include taxes, interest or penalties under Section 409A of the Code.

10.12     Severability. If any one or more Articles, Sections or other portions of this Plan are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Article, Section or other portion not so declared to be unlawful or invalid. Any Article, Section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such article, section or other portion to the fullest extent possible while remaining lawful and valid. Notwithstanding the foregoing, if the release required under Section 9.1 is declared unlawful or invalid, no amounts shall be paid or provided under Section 4.1(a)(ii), 4.1(a)(iii), or 4(c).

Dated: March 8, 2012

HORACE MANN EDUCATORS CORPORATION

/s/ Peter H. Heckman
Peter Heckman
President & CEO

HORACE MANN SERVICE CORPORATION

/s/ Ann M. Caparros
Ann M. Caparrós
Corporate Secretary

EXHIBIT A

GENERAL RELEASE AND WAIVER

1.     I,                                 , in consideration of and subject to the performance by Horace Mann Service Corporation (together with Horace Mann Educators Corporation and Affiliates, the “Company Parties”), of its obligations under the Horace Mann Service Corporation Executive Severance Plan, and as amended from time to time prior to the date hereof (the “Plan”), do hereby release and forever discharge as of the date hereof the Company Parties and their respective affiliates, subsidiaries and direct or indirect parent entities and all present, former and future shareholders, directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Plan.

2.     I understand that any payments or benefits paid or granted to me under Section 5.1 or 6.1 of the Plan (other than the Accrued Obligations) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in the Plan unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its Affiliates.

3.     Except as provided in paragraphs 5, 10, and 12 below and except for the provisions of the Plan which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

4.     I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

5.     I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Plan shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

6.     I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Obligations or any severance benefits to which I am entitled under the Plan, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) my rights as an equity or security holder in the Company or its Affiliates, or (iv) my rights under any equity awards that survive termination of employment.

7.     In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver I would not have become a Participant in the Plan. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

8.     I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

9.     I agree that this General Release and the Plan are confidential and agree not to disclose any information regarding the terms of this General Release or the Plan, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.   Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other insurance regulatory organization or any governmental entity.

11.   I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 3 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

12.   Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Plan after the date hereof.

13.   Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.   BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.

I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:		DATED:
Participant.